As filed with the Securities and Exchange Commission on March 8, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marlborough Software Development Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	45-3751691 (I.R.S. Employer Identification No.)

500 Nickerson Road Marlborough, MA (Address of principal executive offices)	01752-4695 (Zip Code)

Marlborough Software Development Holdings Inc. Incentive Compensation Plan

(Full title of the plan)

James Dore

Executive Vice President and Chief Financial Officer

Marlborough Software Development Holdings Inc.

500 Nickerson Road

Marlborough, MA 01752-4695

(Name and address of agent for service)

617-497-6222

(Telephone number, including area code, of agent for service)

COPIES TO:

Blake Hornick, Esq. Seyfarth Shaw LLP 620 Eighth Avenue New York, NY 10018 phone: (212) 218-3338 Facsimile: (917) 344-1203	Gregory L. White, Esq. Seyfarth Shaw LLP 2 Seaport Lane, Suite 300 Boston, MA 02210-2080 phone: (617) 946-4853 Facsimile: (617) 790-6730

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.01 per share	1,724,167 shares	$0.9796 (2)	$1,688,994(2)	$193.56

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h)(1) based on a book value per share of $0.9796 calculated as of December 31, 2011.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “AbitibiBowater” and the “Company” are to AbitibiBowater Inc. and its consolidated subsidiaries.

We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance and sale of up to 1,724,167 shares of our common stock, par value $.01 per share, which we refer to as the common stock, that are reserved for issuance in respect of grants made or upon exercise of options granted under the Marlborough Software Development Holdings Inc. Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Company Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. We will also furnish without charge to each person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Marlborough Software Development Holdings Inc., 500 Nickerson Road, Marlborough, MA 01752-4695, Attention: Chief Financial Officer; Telephone number (617) 497-6222.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

1.	Our prospectus dated February 14, 2012, filed as part of our Registration Statement on Form S-1, File No. 333-177915, pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended; and

2.	The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on March 8, 2012.

In addition, all reports and documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and amended and by-laws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) permits us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The foregoing statements are subject to the detailed provisions of the DGCL, our certificate of incorporation and our by-laws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger by and between Bitstream Inc., Monotype Imaging Holdings Inc. and Bitstream Acquisition Corp. dated November 10, 2011 (filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

3.1	Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

3.2	By-laws of the Company (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

10.1	Marlborough Software Development Holdings Inc. Incentive Compensation Plan (filed as Exhibit 10.7 to Amendment No. 3 the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on February 3, 2012, and incorporated herein by reference).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

23.3*	Consent of Seyfarth Shaw LLP (Included in Exhibit 5.1).

99.1	Audited carve-out financial statements of Press-Sense Ltd. (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

99.2	Unaudited pro forma combined financial statements (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

*	filed herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on the 8th day of March, 2012.

Marlborough Software Development Holdings Inc.

By:	/s/ James Dore
Name:	James Dore
Title:	Executive Vice President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints James Dore and Jonathan Kagan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, any registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any and all instruments or documents filed as part of or in connection with any of such amendments or registration statements, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Name	Position	Date

/s/ Pinhas Romik (Pinhas Romik)	President and Chief Executive Officer (Principal Executive Officer)	March 8, 2012

/s/ James Dore (James Dore)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8, 2012

/s/ Raul K. Martynek (Raul K. Martynek)	Chairman of the Board, Director	March 8, 2012

/s/ Amos Kaminski (Amos Kaminski)	Director	March 8, 2012

/s/ Jonathan H. Kagan (Jonathan H. Kagan)	Director	March 8, 2012

/s/ Melvin L. Keating (Melvin L. Keating)	Director	March 8, 2012

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger by and between Bitstream Inc., Monotype Imaging Holdings Inc. and Bitstream Acquisition Corp. dated November 10, 2011 (filed as Exhibit 2.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

3.1	Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

3.2	By-laws of the Company (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

10.1	Marlborough Software Development Holdings Inc. Incentive Compensation Plan (filed as Exhibit 10.7 to Amendment No. 3 the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on February 3, 2012, and incorporated herein by reference).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global

23.3*	Consent of Seyfarth Shaw LLP (Included in Exhibit 5.1).

99.1	Audited carve-out financial statements of Press-Sense Ltd. (filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

99.2	Unaudited pro forma combined financial statements (filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-1, File No. 333-177915, filed with the SEC on November 10, 2011, and incorporated herein by reference).

*	Filed herewith